Exhibit 10.7-2

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
CATALENT, INC.
2018 OMNIBUS INCENTIVE PLAN
Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Agreement (this “Agreement”) and the Plan (as defined below), Catalent, Inc. (the “Company”) and the Participant agree as follows.
1.Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Other capitalized terms are defined throughout this Agreement or in the Plan or the Grant Notice, as applicable.
(a)Continuous Catalent Service. The term “Continuous Catalent Service” means the continuous period of the Participant’s Employment beginning on the later of (i) the date the Participant’s employer becomes an Affiliate or a Subsidiary of the Company, or (ii) the first day of the Participant’s Employment, and ending on the Termination Date. For clarity, Employment with an Affiliate or Subsidiary prior to the date such entity, together with the Company, is first treated as a single employer under Section 414(b) or (c) of the Code will be disregarded in calculating Continuous Catalent Service.
(b)Employment. The term “Employment” means the Participant’s employment as an employee of the Company or any of its Affiliates or Subsidiaries.
(c)Period of Service. The term “Period of Service” means the continuous period of the Participant’s Employment up to the Termination Date, and also includes any prior period of Employment separated by: (i) any break in Employment as a result of a leave of absence authorized by the Company or by law; and (ii) any break in Employment not authorized by the Company or by law lasting twelve (12) months or less.
(d)Person. The term “Person” means any individual, person, firm, partnership, joint venture, association, corporation, limited liability company, trust, or other business organization, entity or enterprise.
(e)Plan. The term “Plan” means the Company’s 2018 Omnibus Incentive Plan, as in effect from time to time.
(f)Restrictive Covenant Violation. The term “Restrictive Covenant Violation” means the Participant’s breach of any of the Restrictive Covenants set forth in Section 10 of this Agreement or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s or any of its Affiliates’ or Subsidiaries’ vendors, suppliers, customers or employees or any similar provision applicable to or agreed to by the Participant, all to the extent permitted by law.
(g)Retirement. The term “Retirement” means a Termination (other than a Termination when grounds existed for a Termination for Cause at the time thereof) initiated by the Participant that occurs on or after the date on which the sum of the Participant’s age and Period of Service (calculated in months) equals sixty-five (65) years, so long as the Participant is at least fifty-five (55) years old, has a period of Continuous Catalent Service of at least five (5) years as of the Termination Date, and provides at least six (6) months’ notice of his or her intention to retire.
(h)Termination Date. The term “Termination Date” means the date upon which the Participant incurs a Termination for any reason.
2.Grant of Restricted Stock Units. Subject to the terms and conditions set forth in this Agreement, the Grant Notice, and the Plan, for good and valuable consideration, the Company hereby grants to the Participant the number of Restricted Stock Units provided in the Grant Notice.

3.    Vesting. Subject to the terms and conditions contained in this Agreement, the Grant Notice, and the Plan, the Restricted Stock Units shall vest as provided in the Grant Notice, except as otherwise set forth in Section 6 of this Agreement. With respect to any Restricted Stock Unit, the period during which Restricted Stock Unit remains subject to vesting requirements shall be its Restricted Period.
4.    Dividend Equivalents. The Company will credit Restricted Stock Units with dividend equivalent payments following the payment by the Company of dividends on shares of Common Stock. The Company will provide such dividend equivalents in shares of Common Stock having a Fair Market Value per Restricted Stock Unit, as of the date of such dividend payment, equal to the per-share amount of such applicable dividend, and shall be payable at the same time as (and only if) the Restricted Stock Units are settled in accordance with Section 5 below. In the event that any Restricted Stock Unit is forfeited by its terms, the Participant shall have no right to dividend equivalent payments in respect of such forfeited Restricted Stock Units.
5.Settlement of Restricted Stock Units. Upon expiration of the Restricted Period with respect to any outstanding Restricted Stock Unit not previously forfeited in accordance with Section 6 of this Agreement, the Company shall issue to the Participant within sixty (60) days one share of Common Stock for such Restricted Stock Unit and such Restricted Stock Unit shall be cancelled, subject to Section 14(t)(ii) of the Plan, if applicable. To the extent that (i) the Restricted Stock Units constitute “deferred compensation” subject to Section 409A; (ii) the Participant is subject to U.S. federal taxation; and (iii) the aforementioned sixty (60) day period spans two calendar years, the Restricted Stock Units shall be settled in the second of such calendar years. The Company may, in its sole discretion, defer the issuance of such shares beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A (as defined below).
6.Treatment on Termination.
(a)    Subject to clauses (b) – (d) below, if the Participant incurs a Termination prior to the Vesting Date, (i) the Participant’s Restricted Stock Units shall cease vesting and (ii) the Participant shall forfeit all unvested Restricted Stock Units to the Company for no consideration as of the Termination Date.
(b)    Death. If the Participant incurs a Termination due to death, the Restricted Stock Units shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and the Restricted Period shall expire.
(c)    Disability/Retirement. If the Participant incurs a Termination due to Disability or Retirement, the Restricted Stock Units shall, to the extent not then vested or previously forfeited or cancelled, continue to vest as provided in the Grant Notice as if the Participant had continued Employment through the Vesting Date, subject to the Participant’s compliance with the restrictive covenants set forth in Section 10 of this Agreement and the Participant’s execution, delivery, and non-revocation of a waiver and release of claims in favor of the Company and its Affiliates and Subsidiaries in a form prescribed by the Company on or prior to the 60th day following the Termination Date. Upon the Vesting Date, the Restricted Period shall expire.
(d)    Change in Control. In the event of a Change in Control, to the extent the acquiring or successor entity does assume, continue, or substitute for the Restricted Stock Units, if the Participant incurs a Termination by the Service Recipient without Cause (other than due to death or Disability/Retirement) during the period commencing on the date of the consummation of a Change in Control and ending on the date that is eighteen (18) months following the consummation of such Change in Control, subject to Section 14(t) of the Plan, the Restricted Stock Units shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and the Restricted Period shall expire.
7.Non-Transferability. The Restricted Stock Units are not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to executors, administrators, or the Person or Persons to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution in accordance with Section 14(b) of the Plan, the word “Participant” shall be deemed to include such executors, administrators, or Person or Persons. Except as otherwise provided in this Agreement or the Plan, no assignment or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right in this Agreement or the Plan whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units shall be forfeited and become of no further effect.
8.Rights as Stockholder. The Participant or a Permitted Transferee of the Restricted Stock Units shall have no rights as a stockholder with respect to any share of Common Stock underlying a Restricted Stock Unit unless and until the Participant becomes the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant becomes the holder of record or the beneficial owner thereof.
9.Repayment of Proceeds; Clawback Policy. If a Restrictive Covenant Violation occurs or the Company discovers after a Termination that grounds existed for Cause at the time thereof, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten (10) business days of the Company’s request to the Participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Restricted Stock Units and any shares of Common Stock issued in respect thereof. Any reference in this Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of, or termination with, Cause. The Restricted Stock Units and all proceeds thereof shall be subject to the Company’s Clawback Policy (to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements), as in effect from time to time, to the extent the Participant is a director or “officer” as defined in Rule 16a-1(f) promulgated under the Exchange Act.
10.Restrictive Covenants.
(a)To the extent that the Participant is a party to an employment or similar agreement with the Company or one of its Affiliates or Subsidiaries containing non-competition, non-solicitation, non-interference, or confidentiality restrictions (or two or more such restrictions), those restrictions and related enforcement provisions under such agreement shall govern and the corresponding provisions of this Section 10 shall not apply, with no change to Participant’s obligations under the remaining provisions of this Section 10.
(b)    Competitive Activity.
(i)The Participant shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the Date of Grant and ending (A) in the event that Participant has incurred a Termination pursuant to Section 6(c) of this Agreement, on the date that is the later of (y) 12 months after the Termination Date and (z) the Vesting Date or (B) in all other cases, 12 months after the Termination Date (in either case, the “Restricted Activity Period”), the Participant, whether on the Participant’s own behalf or on behalf of or in conjunction with any other Person, directly or indirectly, violates any of the following prohibitions:
(I)    During the Restricted Activity Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly, solicit or assist in soliciting in competition with the Company or any of its Subsidiaries or Affiliates, the business of any client or prospective client:
(1)with whom the Participant had personal contact or dealings on behalf of the Company or any of its Subsidiaries or Affiliates during the one-year period preceding the Termination Date;
(2)with whom employees reporting to the Participant have had personal contact or dealings on behalf of the Company or any of its Subsidiaries or Affiliates during the one-year period preceding the Termination Date; or

(3)for whom the Participant had direct or indirect responsibility during the one-year period preceding the Termination Date.
(II)    During the Restricted Activity Period, the Participant will not directly or indirectly:
(1)engage in any business that competes with the business of the Company or any of its Subsidiaries or Affiliates, including, but not limited to, providing formulation/dose form technologies and/or contract services to pharmaceutical, biotechnology, over-the-counter and vitamins/minerals/supplements companies related to pre-clinical and clinical development, formulation, analysis, manufacturing and/or packaging, and any other technology, product, or service of the type developed, manufactured, or sold by the Company or any of its Subsidiaries or Affiliates (including, without limitation, any other business that the Company or any of its Subsidiaries or Affiliates have plans to engage in as of the Termination Date) in any geographical area where the Company or any of its Subsidiaries or Affiliates conducts business (a “Competitive Business”);
(2)enter the employ of, or render any services to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;
(3)acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee, or consultant; or
(4)interfere with, or attempt to interfere with, any business relationship (whether formed before, on, or after the Date of Grant) between the Company or any of its Subsidiaries or Affiliates and any customer, client, supplier, or investor of the Company or any of its Subsidiaries or Affiliates.
Notwithstanding anything to the contrary in this Agreement, the Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in any Competitive Business that are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (i) is not a controlling person of, or a member of a group that controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person. Any such qualifying ownership shall not be deemed to be engaging in Competitive Activity or a Restrictive Covenant Violation for purposes of this Agreement.
(III)    During the Restricted Activity Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(4)solicit or encourage any employee of the Company or any of its Subsidiaries or Affiliates to leave such Employment; or
(5)hire any such employee who was employed by the Company or any of its Subsidiaries or Affiliates as of the Termination Date or who left such employment coincident with, or within six (6) months prior to or after, the Termination Date; provided, however, that this restriction shall cease to apply to any employee who has not been employed by the Company or any of its Subsidiaries or Affiliates for at least six (6) months.
(IV)    During the Restricted Activity Period, the Participant will not, directly or indirectly, solicit or encourage to cease to work with the Company or any of its Subsidiaries or Affiliates any consultant then under contract with the Company or any of its Subsidiaries or Affiliates.

(i)It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 10(b) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in this Section 10(b).
(ii)To the extent a Participant (i) lives in a jurisdiction where restrictive covenants are void as against public policy or (ii) has a business title below the level of “director” and receives base compensation of less than $100,000 (or its local currency equivalent) per year, this Section 10(b) of this Agreement shall be considered deleted from and therefore not part of this Agreement.
(c)    Confidentiality.
(i)    The Participant will not at any time (whether during or after the Participant’s Employment) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its Affiliates and Subsidiaries (other than its professional advisors who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, and government and regulatory activities and approvals) concerning the past, current, or future business, activities, and operations of the Company, its Subsidiaries or Affiliates, and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
(ii)    Notwithstanding anything to the contrary in Section 10(c)(i), “Confidential Information” shall not include any information that (w) is or becomes generally available to the public other than as a result of a breach of this Section 10(c); (x) is already known by the recipient of the disclosed information at the time of disclosure as evidenced by the recipient’s written records, (y) becomes available to the recipient of the disclosed information on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (z) was or is independently developed by or for the recipient of the information without reference to Confidential Information, as evidenced by the recipient’s written records.
(iii)    Except as required by law, the Participant will not disclose to anyone, other than the Participant’s immediate family and legal or financial or tax advisors or lender, each of whom the Participant agrees to instruct not to disclose, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or one of its Affiliates or Subsidiaries); provided, that the Participant may disclose to any prospective future employer the provisions of Section 10 of this Agreement provided such prospective future employer agrees to maintain the confidentiality of such terms.
(iv)    Upon Termination, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name, or other source indicator) owned or used by the Company, its Subsidiaries, or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters, and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop, or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or one of its Affiliates or Subsidiaries, except that the Participant may retain only those portions of any personal notes, notebooks, and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.
(v)    Notwithstanding the foregoing, pursuant to 18 U.S.C. § 1833(b), the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties to this Agreement also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. 18 U.S.C. § 1833(b) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets where such disclosure is expressly allowed by 18 U.S.C. § 1833(b).
(b)Equitable Relief. Notwithstanding the remedies set forth in Section 9 above and notwithstanding any other remedy that would otherwise be available to the Company at law or in equity, the Company and the Participant agree and acknowledge that if an actual or threatened Restrictive Covenant Violation occurs, the Company will be entitled to an injunction and/or other equitable relief restraining the Participant from the Restrictive Covenant Violation without the necessity of posting a bond or proving actual damages.
11.Tax Withholding.
(c)Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. The Participant further acknowledges that neither the Company nor the Service Recipient (1) makes any representation or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting, or settlement of the Restricted Stock Units, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividend or any dividend equivalent; and (2) commits to or is under any obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(d)Satisfaction of Withholding Obligations. Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall make adequate arrangements satisfactory to the Company or the Service Recipient, as appropriate, to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and the Service Recipient, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by any of the means described in the Plan or by such other means or method as the Committee in its sole discretion and without notice to the Participant deems appropriate; provided, however, that, if the Participant is subject to Section 16 of the Exchange Act, then the Participant may elect, in advance of any tax withholding event, to satisfy the amount of all required Tax-Related Items in respect of the Restricted Stock Units in cash, and, in the absence of Participant’s timely election, the Company will withhold shares of Common Stock to satisfy any withholding obligations upon the relevant tax withholding event.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the maximum or another rate that is higher than the Participant's actual rate is used, the Company or the Service Recipient may refund any over-withheld amount to the Participant in cash (with no entitlement to the Common Stock equivalent), or, if not refunded, the Participant may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding shares of Common Stock, the Participant shall be deemed for tax purposes to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a portion of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
Finally, the Participant shall pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
12.Notice. Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as provided in this Agreement; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted, or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
13.No Right to Continued Employment. Neither the Plan nor this Agreement nor the granting of the Restricted Stock Units that are the subject of this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its Affiliates or Subsidiaries. Further, the Company, or, if different, the Service Recipient, may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided in this Agreement.
14.Nature of Grant. In accepting the grant of the Restricted Stock Units, the Participant acknowledges, understands, and agrees that:
(e)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
(f)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(g)all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(h)neither the Restricted Stock Unit grant nor the Participant’s participation in the Plan shall create any right to employment or be interpreted as forming an employment or service contract with the Company, the Service Recipient or any Affiliate or Subsidiary of the Company or interfere with the ability of the Company, the Service Recipient or any Affiliate or Subsidiary of the Company, as applicable, to terminate the Participant’s employment or service contract (if any), to the extent otherwise permitted by law or any applicable agreement other than this Agreement;
(i)unless otherwise agreed with the Company, none of the Restricted Stock Units, the shares of Common Stock subject to the Restricted Stock Units, and the income and value of same is granted as consideration for, or in connection with, the service the Participant may provide as a director of the Company, the Service Recipient, or any Affiliate or Subsidiary of the Company;
(j)the Participant is voluntarily participating in the Plan;

(k)none of the Restricted Stock Units, the shares of Common Stock subject to the Restricted Stock Units, and the income and value of same is intended to replace any pension right or other form of compensation;
(l)none of the Restricted Stock Units, the shares of Common Stock subject to the Restricted Stock Units, and the income and value of same is part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, or end-of-service payments, any bonus, holiday pay, long-service award, pension, or retirement or welfare benefit, or any similar payment;
(m)the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(n)no claim or entitlement to compensation or damages shall arise from any forfeiture of the Restricted Stock Units resulting from a Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of any employment-related law in any jurisdiction applicable to the Participant’s employment or the terms of the Participant’s employment agreement, if any);
(o)unless otherwise provided in the Plan or by the Company in its discretion, neither the Restricted Stock Units nor any benefit evidenced by this Agreement creates any entitlement either (i) to have the Restricted Stock Units or any such benefit transferred to or assumed by another company or (ii) to be exchanged, cashed out, or substituted for, in connection with any corporate transaction affecting the Common Stock; and
(p)the Participant acknowledges and agrees that none of the Company, the Service Recipient, and any Affiliate or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency, if any, and the United States Dollar that may affect the value of the Restricted Stock Units or of any amount due to the Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any share of Common Stock acquired upon settlement.
15.No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant is hereby advised to consult with the Participant’s own personal tax, legal, and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

16.Data Privacy. Where required by applicable law, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Service Recipient, the Company and its other Affiliates or Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Service Recipient, the Company and its other Affiliates or Subsidiaries may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, or details of all Restricted Stock Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering, and managing the Plan.
The Participant understands that Data will be transferred to Morgan Stanley Smith Barney LLC, or such other third-party administrator or stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipient of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Morgan Stanley Smith Barney LLC, and any other possible recipient that may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendment to Data or refuse or withdraw the consents in this Section 16, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing on a purely voluntary basis the consents described in this Agreement. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Employment or service with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company may be unable to grant Restricted Stock Units or other awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
The Participant understands that the Company may rely on a different legal basis for the collection, processing, and/or transfer of Data either now or in the future and/or request the Participant to provide another data privacy consent. If applicable and upon request of the Company or the Service Recipient, the Participant agrees to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements, or consents) to the Company and/or the Service Recipient that the Company and/or the Service Recipient may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that the Participant may be unable to participate in the Plan if the Participant fails to execute any such acknowledgment, agreement, or consent requested by the Company and/or the Service Recipient.
17.Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, successors, and, to the extent permitted, assigns or other Permitted Transferees of the parties to this Agreement.
18.Waiver and Amendments. Subject to Section 13(b) of the Plan, the Committee may waive any condition or right under, amend any term of, or alter, suspend, discontinue, cancel, or terminate, this Agreement, prospectively or retroactively (including after the Participant’s Termination); provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of the Participant under this Agreement shall not to that extent be effective without the consent of the Participant. No waiver by either of the parties hereto of their rights under this Agreement shall be deemed to constitute a waiver with respect to any subsequent occurrence or transaction under this Agreement unless such waiver specifically states that it is to be construed as a continuing waiver.
19.Governing Law; Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of the federal and state courts located in the State of New Jersey, and hereby waive any objection to proceeding in such jurisdiction, including any objection regarding an inconvenient forum.
20.Plan. The terms and conditions of the Plan are incorporated in this Agreement by reference. In the event of a conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of this Agreement, the Plan shall govern and control.
21.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
22.Imposition of Other Requirements. The Company reserves the right to impose any other requirement on the Participant’s participation in the Plan, on the Restricted Stock Units, and on any share of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreement or undertaking that may be necessary to accomplish the foregoing.
23.Section 409A of the Code. It is intended that the Restricted Stock Units be exempt from or compliant with Section 409A of the Code (together with any Department of Treasury regulation and other interpretive guidance issued thereunder, including without limitation any such regulation or other guidance that may be issued after the date hereof, “Section 409A”) and this Agreement shall be interpreted, construed, and operated to reflect such intent. However, notwithstanding any other provision of the Plan, the Grant Notice, or this Agreement, if at any time the Committee determines that the Restricted Stock Units (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice, or this Agreement, or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other action, as the Committee determines is necessary or appropriate either for the Restricted Stock Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
24.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to the insider trading restrictions and/or market abuse laws of one or more countries that may affect the Participant’s ability to accept, acquire, sell, or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Restricted Stock Units), or rights linked to the value of shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Further, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees, and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restriction that may be imposed under any applicable Company securities trading policy. The Participant acknowledges that Participant is responsible for complying with any applicable restrictions and is encouraged to speak to Participant’s own personal legal advisor for further details regarding any insider trading and/or market abuse laws applicable to the Participant.
25.Entire Agreement; Miscellaneous. This Agreement, the Grant Notice, and the Plan constitute the entire understanding between the Participant and the Company regarding the Restricted Stock Units. This Agreement, the Grant Notice, and the Plan supersede any prior agreements, commitments, or negotiations concerning the Restricted Stock Units. The headings used in this Agreement are for convenience only and shall not affect its interpretation.
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